SUPERIOR	Investor Relations Line:
(818) 902-2701

www.supind.com

Contact: Superior Industries Kerry Shiba (818) 781-4973

NEWS RELEASE PondelWilkinson Inc. Roger Pondel (310) 279-5980 Investor@pondel.com

STEVEN BORICK TO RETIRE AS CEO AND PRESIDENT OF SUPERIOR INDUSTRIES INTERNATIONAL

--Board Initiates Search for Successor; Borick to Remain Chairman--

VAN NUYS, CALIFORNIA – October 14, 2013 – Superior Industries International, Inc. (NYSE:SUP) today announced that Steven J. Borick will retire as chief executive officer and president, scheduled for March 31, 2014, and that the board has initiated a search for his successor.

Borick, 61, will remain chairman and assist with the management transition. He has been CEO of the company since 2005 and chairman since 2007.

"My decision was based on a number of factors, primarily a desire to have more time for personal interests, including philanthropic activities," Borick said. "I am gratified that over the last several years, we worked diligently as a team to weather the recession, while retaining our leadership position and posturing Superior for long term growth."

Speaking on behalf of the board, lead director Margaret Dano said, "We are appreciative of Steve’s tireless dedication to our company and to the industry. His insight and meaningful contributions to Superior will be a lasting legacy that will serve the company well for many years to come."

About Superior Industries

Superior is the largest manufacturer of aluminum wheels for passenger cars and light-duty vehicles in North America. From its five plants in both the U.S. and Mexico, the company supplies aluminum wheels to the original equipment market. Major customers include Ford, General Motors, Chrysler, BMW, Mitsubishi, Nissan, Subaru, Toyota and Volkswagen. For more information, visit www.supind.com.

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SUPERIOR INDUSTRIES INTERNATIONAL, INC.

7800 WOODLEY AVENUE œ VAN NUYS, CALIFORNIA 91406 œ (818) 781-4973 œ FAX (818) 780-3500